Exhibit 99.1

UNAUDITED CONDENSED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Consolidated Financial Information

NeoPhotonics Corporation (“NeoPhotonics” or the “Company”) completed the sale of its Access and Low Speed transceiver product lines (the “Low Speed Product Lines”) on January 14, 2017 (the “Asset Sale”), including its inventories and fixed assets as well as certain intangible assets,  to APAT Optoelectronics Components Co., Ltd. (“APAT OE”). The Company has prepared unaudited pro forma condensed consolidated financial statements to provide information on the nature and effects of the Asset Sale.

The unaudited pro forma condensed consolidated statements of operations for the twelve months ended December 31, 2015 and for the nine months ended September 30, 2016 have been prepared with the assumption that the Asset Sale was completed as of January 1, 2015. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2016 has been prepared with the assumption that the Asset Sale was completed as of such balance sheet date. The unaudited pro forma condensed consolidated financial statements are not indicative of the results of operations or the financial position which would have actually occurred in the event the Asset Sale had been completed on the dates indicated, or of any future results.

The unaudited pro forma financial information has been prepared by the Company under the assumptions deemed reasonable by the Company’s management and should be read in conjunction with the Company’s historical Consolidated Financial Statements and Notes thereto contained in the 2015 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”).

NeoPhotonics Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Twelve Months Ended December 31, 2015

	Twelve Months Ended December 31, 2015

(In thousands, except per share data)	As Reported	Sale of Low Speed Product Lines (a)	Adjustments (b)	Pro Forma
Revenue	$339,439	$(92,829)	$—	$246,610
Cost of goods sold	240,358	(75,734)	—	164,624
Gross profit	99,081	(17,095)	—	81,986
Operating expenses:
Research and development	44,533	(2,516)	—	42,017
Sales and marketing	15,823	(3,599)	—	12,224
General and administrative	31,635	(8,526)	—	23,109
Amortization of purchased intangible assets	1,791	—	—	1,791
Acquisition-related costs	934	—	1,117	2,051
Restructuring charges	44	—	300	344
Asset impairment charges	368	—	—	368
Total operating expenses	95,128	(14,641)	1,417	81,904
Income from operations	3,953	(2,454)	(1,417)	82
Interest income	121	—	—	121
Interest expense	(1,243)	—	—	(1,243)
Other income, net	3,941	—	—	3,941
Total interest and other income, net	2,819	—	—	2,819
Income before income taxes	6,772	(2,454)	(1,417)	2,901
Provision for income taxes	(3,104)	—	1,160	(1,944)
Net income	$3,668	$(2,454)	$(257)	$957

Basic net income per share	$0.10			$0.03
Diluted net income per share	$0.09			$0.02
Weighted average shares used to compute basic net income per share	37,421			37,421
Weighted average shares used to compute diluted net income per share	38,686			38,686

See the accompany notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

NeoPhotonics Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2016

	Nine Months Ended September 30, 2016

(In thousands, except per share data)	As Reported	Sale of Low Speed Product Lines (a)	Adjustments (b)	Pro Forma
Revenue	$301,586	$(50,698)	$—	$250,888
Cost of goods sold	215,486	(40,957)	—	174,529
Gross profit	86,100	(9,741)	—	76,359
Operating expenses:
Research and development	42,206	(1,514)	—	40,692
Sales and marketing	13,674	(2,593)	—	11,081
General and administrative	26,747	(4,445)	—	22,302
Amortization of purchased intangible assets	1,375	—	—	1,375
Acquisition-related costs	923	—	—	923
Total operating expenses	84,925	(8,552)	—	76,373
Income (loss) from operations	1,175	(1,189)	—	(14)
Interest income	227	—	—	227
Interest expense	(304)	—	—	(304)
Other expense, net	(828)	—	—	(828)
Total interest and other expense, net	(905)	—	—	(905)
Income (loss) before income taxes	270	(1,189)	—	(919)
Provision for income taxes	(2,471)	—	1,247	(1,224)
Net loss	$(2,201)	$(1,189)	$1,247	$(2,143)

Basic net loss per share	$(0.05)			$(0.05)
Diluted net loss per share	$(0.05)			$(0.05)
Weighted average shares used to compute basic net loss per share	41,589			41,589
Weighted average shares used to compute diluted net loss per share	41,589			41,589

See the accompany notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

NeoPhotonics Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheets

	As of September 30, 2016

(In thousands, except par data)	As Reported	Sale of Low Speed Product Lines (c)	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$71,625	$—	$21,883	(d)	$93,508
Short-term investments	28,470	—	—		28,470
Restricted cash	2,813	—	—		2,813
Accounts receivable, net of allowance for doubtful accounts	95,677	—	—		95,677
Inventories	60,219	(15,986)	—		44,233
Prepaid expenses and other current assets	14,932	—	2,000	(e)	16,932
Total current assets	273,736	(15,986)	23,883		281,633
Property, plant and equipment, net	95,846	(934)	—		94,912
Purchased intangible assets, net	6,217	—	—		6,217
Goodwill	1,115	—	—		1,115
Other long-term assets	7,672	—	(350)	(f)	7,322
Total assets	$384,586	$(16,920)	$23,533		$391,199
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$76,341	$—	$—		$76,341
Notes payable and short-term borrowing	31,508	—	—		31,508
Current portion of long-term debt	908	—	—		908
Accrued and other current liabilities	28,184	—	—		28,184
Total current liabilities	136,941	—	—		136,941
Long-term debt, net of current portion	12,116	—	—		12,116
Other noncurrent liabilities	9,044	—	—		9,044
Total liabilities	158,101	—	—		158,101
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0025 par value, 10,000 shares authorized, no shares issued or outstanding	—	—	—		—
Common stock, $0.0025 par value, 100,000 shares authorized:
At September 30, 2016, 42,315 shares issued and outstanding	106	—	—		106
Additional paid-in capital	528,451	—	—		528,451
Accumulated other comprehensive loss	(1,398)	—	—		(1,398)
Accumulated deficit	(300,674)	(16,920)	23,533	(g)	(294,061)
Total stockholders’ equity	226,485	(16,920)	23,533		233,098
Total liabilities and stockholders’ equity	$384,586	$(16,920)	$23,533		$391,199

See the accompany notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

NeoPhotonics Corporation

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	ASSET SALE TO APAT OPTOELECTRONICS COMPONENTS CO., LTD. (“APAT OE”).

On January 14, 2017, NeoPhotonics Corporation and its wholly-owned Chinese subsidiaries, NeoPhotonics Dongguan Co., Ltd. and NeoPhotonics (China) Co., Ltd. (collectively, “NeoPhotonics” or the “Company”), a leading designer and manufacturer of advanced hybrid photonic integrated optoelectronic modules and subsystems for bandwidth-intensive, high-speed communications networks, completed the sale of its Access and Low Speed transceiver production lines (the “Low Speed Product Lines”) to APAT OE of Shenzhen, China, a designer and manufacturer of optical sub-assemblies for telecom and datacom markets, under the definitive agreement (the “Asset Purchase Agreement”), dated December 14, 2016, entered into by both parties (the “Asset Sale”). The Asset Sale includes an approximately $25.0 million (in Renminbi, or RMB, equivalent) purchase price, of which approximately $23.0 million (in RMB equivalent) was paid to the Company upon closing and approximately $2.0 million (in RMB equivalent) will be paid to the Company by February 28, 2017.  APAT OE will assume the liabilities associated with the non-cancelable and cancelable purchase orders placed by the Company for purchase of raw materials needed for the Low Speed Product Lines and will be responsible for payment of value-added tax obligations.

The purchase price is subject to adjustment after closing for inventory adjustments (the “Working Capital Adjustments”), and by up to $10.0 million (in RMB equivalent) for any potential claims by APAT OE relating to certain transaction warranties (“Warranties”), including qualification of APAT OE as an approved vendor of selected customers, introduction of APAT OE to a  selected distributor, and revenue and gross profit from the Low Speed Product Lines over the first six months of 2017 to be at least 70% of certain forecast amounts. In the event that any of these Warranties are not met, the Company will be obligated to refund a portion of the purchase price to APAT OE. In the event that the actual post-closing results exceed 70% of the forecast amounts, the Company is entitled to receive additional payments from APAT OE.

In connection with the Asset Sale, the Company and APAT OE also entered into a Transition Service Agreement (the “TSA”) for certain post-closing transition services to be provided by the Company for approximately $1.4 million (in RMB equivalent) payable by APAT OE.

2.	UNAUDITED PRO FORMA ADJUSTMENTS

The following notes describe the basis for and/or assumptions regarding certain of the pro forma adjustments included in the Company’s unaudited pro forma condensed consolidated financial statements:

(a)

The amounts being eliminated represent the revenues, cost of goods sold and operating expenses that are attributable to the Asset Sale. Research and development expense is calculated based on a combination of direct spend and allocated amount relative to the direct project spend. Sales and marketing expense is allocated based on a combination of direct spend and revenue. General and administrative expense is primarily allocated based on revenue.
(b)

Represent estimated transaction costs of approximately $1.1 million, estimated restructuring charges of up to approximately $0.3 million (in RMB equivalent) and the estimated tax effect of the Asset Sale. The tax effect of the Asset Sale is calculated using the historical statutory rates in effect for the periods presented.

(c)	Represent the net book value of the Low Speed Product Lines as of the balance sheet date.
(d)

Recording of a $23.0 million sale proceed received by the Company upon closing, net of estimated transaction costs for the Asset Sale, and a $2.0 million receivable due to the Company by February 28, 2017. The purchase price is subject to adjustment related to any Working Capital Adjustments and Warranties for potential refunds to APAT OE as discussed in Note 1 above.

(In thousands)
Purchase price - cash received	$23,000
Purchase price - other receivable	2,000
Total purchase price	$25,000

Purchase price - cash received	$23,000
Estimated transaction costs included	(1,117)
Net cash proceeds at closing	$21,883
(e)

Represents a $2.0 million receivable due from APAT OE to the Company. If the receivable is not paid by February 28, 2017, the Company has the right to either (i) offset an amount equal to any payments that may become due from the Company to APAT OE or (ii) exercise the rights under the Asset Purchase Agreement.

(f)	Represents the estimated tax effect of the Asset Sale.
(g)	Includes a $350,000 decrease in deferred tax assets and a $21.9 million net cash proceeds at closing. The estimated gain on the Asset Sale to be recorded as adjustments to shareholders’ equity:

(In thousands)
Total purchase price, net of estimated transaction costs and potential adjustments	$21,883
Net book value of the Low Speed Product Lines	(16,920)
Estimated gain on the Asset Sale	$4,963

The actual gain on the Asset Sale may vary due to any Working Capital Adjustments and any potential payments to APAT OE in relation to the Warranties, including up to $10.0 million for any potential claims by APAT OE relating to certain transaction warranties, including qualification of APAT OE as an approved vendor of selected customers, introduction of APAT OE to a selected distributor, and revenue and gross profit from the Low Speed Product Lines over the first six months of 2017 to be at least 70% of forecast amounts,  as defined in the Asset Purchase Agreement. In the event that any of these warranties are not met, the Company will be obligated to refund a portion of the purchase price to APAT OE (see Note 1).